EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES THIRD QUARTER
RESULTS OF $0.35 PER DILUTED SHARE,
AFTER SPECIAL CHARGES OF $0.11 PER SHARE

HORSHAM, PA, October 30, 2006 – NCO Group, Inc. (“NCO” or the “Company”) (NASDAQ: NCOG), a leading provider of business process outsourcing services, announced today that during the third quarter of 2006, it reported net income of $11.4 million, or $0.35 per diluted share; including special charges of $3.6 million, net of taxes, or $0.11 per diluted share. This compares to net income of $7.6 million, or $0.24 per diluted share, in the third quarter of 2005; including special charges of $2.2 million, net of taxes, or $0.06 per diluted share.

The special charges are associated with the restructuring of the Company’s legacy operations to streamline the Company’s cost structure, the integration of recent acquisitions, and costs associated with the Company’s proposed merger. The special charges for 2005 also included the impact from Hurricane Katrina. The restructuring charges are included as a separate line item under operating costs and expenses, and the integration, merger, and Hurricane Katrina charges are included in payroll and related expenses, and selling, general and administrative expenses.

NCO is organized into four divisions that include Accounts Receivable Management North America (“ARM North America”), Customer Relationship Management (“CRM”), Portfolio Management, and Accounts Receivable Management International (“ARM International”).

Overall revenue in the third quarter of 2006 was $301.6 million, an increase of 21.0%, or $52.4 million, from revenue of $249.2 million in the third quarter of 2005.

For the third quarter of 2006, ARM North America’s revenue was $205.7 million as compared to $186.8 million in the third quarter of 2005. The increase was primarily attributable to the acquisition of Risk Management Alternatives, Inc. (“RMA”), which was completed on September 12, 2005, and an $8.7 million increase in inter-company revenue from Portfolio Management, which is eliminated in consolidation. During the quarter, this division recorded approximately $3.4 million, net of taxes, of restructuring charges, costs associated with integration of the Company’s recent acquisitions, and merger costs.

For the third quarter of 2006, CRM’s revenue was $62.8 million as compared to $44.9 million in the third quarter of 2005. The increase was primarily attributable to new clients ramping up business during the end of 2005 and during 2006. While these new contracts have allowed this division to expand its revenue base in 2006, the deployment of large numbers of seats on an expedited schedule adversely impacts near-term profitability because the operating expenses are incurred in advance of the revenue growth. Partially offsetting the revenue from new clients in the third quarter of 2006 was the reduction in revenue from a major client where NCO ceased providing certain services when the client exited the consumer long-distance business due to changes in telecommunications laws. During the quarter this division recorded approximately $133,000, net of taxes, of restructuring and integration charges.

For the third quarter of 2006, Portfolio Management’s revenue was $55.3 million compared to $35.1 million in the third quarter of 2005. The increase included additional revenue from portfolio assets acquired as part of two business combinations at the end of the third quarter of 2005. Portfolio Management recorded $13.1 million of revenue during the third quarter of 2006 from the sale of portions of several older portfolios with little or no remaining carrying value, as compared to $2.8 million during the third quarter of 2005.

For the third quarter of 2006, ARM International’s revenue was approximately $8.4 million compared to $3.5 million in the third quarter of 2005. The increase in revenue was primarily attributable to the acquisition of the international operations of RMA. During the quarter this division recorded approximately $80,000, net of taxes, of restructuring and integration charges.

The Company will not host an investor conference call following the earnings release.

On July 21, 2006, the Company entered into a definitive agreement to be acquired by an entity controlled by One Equity Partners and its affiliates (“OEP”) with participation by Michael J. Barrist, Chairman, President and Chief Executive Officer of the Company and certain other members of executive management who will be given an opportunity to participate, pursuant to which NCO shareholders will receive $27.50 per share in cash for each share of NCO common stock they hold. The transaction is expected to be completed in the fourth quarter of 2006, subject to receipt of shareholder approval, closing of the debt financing and customary regulatory approvals as well as the satisfaction of other customary closing conditions

The Company will hold a special meeting of its shareholders to consider the merger. The meeting will be held at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, PA on November 9, 2006, at 10:00 a.m., local time, for shareholders of record on October 13, 2006.

Important Additional Information Regarding The Merger Has Been Filed With The SEC

In connection with the proposed merger, NCO filed a proxy statement with the Securities and Exchange Commission. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and other documents filed by NCO at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from NCO by directing such request to NCO, Attention: Investor Relations, telephone: (215) 441-3000.

NCO and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of NCO’s participants in the solicitation is set forth in NCO’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger.

About NCO Group, Inc.

NCO Group, Inc. is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through 90 offices in the United States, Canada, the United Kingdom, Australia, India, the Philippines, the Caribbean and Panama.

For further information contact:

NCO Investor Relations
(215) 441-3000
www.ncogroup.com

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Certain statements in this press release, including, without limitation, statements as to fluctuations in quarterly operating results, statements as to trends, statements as to NCO’s or management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, the risk that NCO will not be able to realize operating efficiencies in the integration of its acquisitions or that the restructuring charges will be greater than anticipated, risks related to union organizing efforts at the Company's facilities, risks related to the ERP implementation, risks related to the final outcome of the environmental liability, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and acquisitions, including the acquisition of Risk Management Alternatives, Inc., risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, and other risks detailed from time to time in NCO’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. NCO may not be able to complete the proposed merger discussed above on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of its shareholders, failure to obtain regulatory approvals, failure to close the debt financing or failure to satisfy other customary closing conditions. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

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NCO GROUP, INC.
Unaudited Selected Financial Data
(In thousands, except for per share amounts)

Condensed Statements of Income:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Revenues	$301,559	$249,154	$909,521	$761,946

Operating costs and expenses:
Payroll and related expenses	150,074	126,900	465,124	377,155
Selling, general and admin. expenses	106,182	92,418	319,373	276,768
Restructuring charge	4,349	2,442	10,123	2,442
Depreciation and amortization expense	13,653	11,318	39,768	32,996

	274,258	233,078	834,388	689,361

Income from operations	27,301	16,076	75,133	72,585

Other income (expense):
Interest and investment income	239	884	1,829	2,344
Interest expense	(8,417)	(5,535)	(22,221)	(15,577)
Other expense	853	532	853	30

	(7,325)	(4,119)	(19,539)	(13,203)

Income before income taxes	19,976	11,957	55,594	59,382
Income tax expense	6,671	3,975	19,675	21,993

Income before minority interest	13,305	7,982	35,919	37,389
Minority interest	(1,920)	(361)	(3,949)	(370)

Net income	$11,385	$7,621	$31,970	$37,019

Net income per share:
Basic	$0.35	$0.24	$0.99	$1.15

Diluted	$0.35	$0.24	$0.97	$1.10

Weighted average shares outstanding:
Basic	32,396	32,145	32,328	32,109
Diluted	32,945	32,455	34,175	36,174

Selected Balance Sheet Information:
	As of September 30, 2006	As of December 31, 2005

Cash and cash equivalents	$16,930	$23,716
Current assets	290,026	323,286
Total assets	1,315,001	1,327,962

Current liabilities	145,325	151,699
Long-term debt, net of current portion	241,973	321,834
Shareholders' equity	785,774	743,114

NCO GROUP, INC.
Unaudited Selected Segment Financial Data
(In thousands)

	For the Three Months Ended September 30, 2006

	ARM North America	CRM	Portfolio Management	ARM International	Intercompany Eliminations (1)	Consolidated

Revenues	$205,664	$62,814	$55,275	$8,378	$(30,572)	$301,559

Operating costs and expenses:
Payroll and related expenses	93,323	50,306	2,086	5,063	(704)	150,074
Selling, general and admin. expenses	88,205	11,108	34,114	2,623	(29,868)	106,182
Restructuring charge	4,150	199	—	—	—	4,349
Depreciation and amortization expense	7,698	5,185	416	354	—	13,653

	193,376	66,798	36,616	8,040	(30,572)	274,258

Income (loss) from operations	$12,288	$(3,984)	$18,659	$338	$—	$27,301

	For the Three Months Ended September 30, 2005

	ARM North America	CRM	Portfolio Management	ARM International	Intercompany Eliminations (1)	Consolidated

Revenues	$186,822	$44,926	$35,123	$3,513	$(21,230)	$249,154

Operating costs and expenses:
Payroll and related expenses	88,112	35,159	1,460	2,169	—	126,900
Selling, general and admin. expenses	80,916	9,188	22,465	1,079	(21,230)	92,418
Restructuring charge	2,442	—	—	—	—	2,442
Depreciation and amortization expense	6,858	4,050	233	177	—	11,318

	178,328	48,397	24,158	3,425	(21,230)	233,078

Income (loss) from operations	$8,494	$(3,471)	$10,965	$88	$—	$16,076

(1)	Represents the elimination of intercompany revenue for accounts receivable management services provided by ARM North America and ARM International to Portfolio Management, and intercompany revenue for accounts receivable management services provided by ARM International to ARM North America.